Exhibit 107

CALCULATION OF FILING FEE TABLES

Form S-3

(Form Type)

Brixmor Property Group Inc.

Brixmor Operating Partnership LP

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities and Carry Forward Securities

	Security Type	Security Class Title (1)	Fee Calculation Rule or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee (1)(2)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Fees to Be Paid	Equity	Common Stock, $0.01 par value per share (3)	457(r) (2)	—	—	—	—	—
	Equity	Preferred Stock, $0.01 par value per share (3)	457(r) (2)	—	—	—	—	—
	Other	Depositary Shares, representing Preferred Stock (3)	457(r) (2)	—	—	—	—	—
	Other	Purchase Contracts	457(r) (2)
	Other	Units	457(r) (2)
	Other	Warrants (3)(4)	457(r) (2)	—	—	—	—	—
	Other	Debt Securities (3)	457(r) (2)	—	—	—	—	—
Fees Previously Paid	—	—	—	—	—	—		—
Carry Forward Securities
Carry Forward Securities	—	—	—	—		—			—	—	—	—
	Total Offering Amounts					—		—
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							—
(1)

The securities covered by this registration statement may be sold or otherwise distributed separately, together or as units with other securities covered by this registration statement. This registration statement covers offers, sales and other distributions of the securities listed in this table from time to time at prices to be determined. This registration statement also covers common stock, preferred stock, depositary shares, purchase contracts, units and warrants that may be offered or sold under delayed delivery contracts pursuant to which the counterparty may be required to purchase such securities, as well as such contracts themselves. Such contracts would be issued with the specific securities to which they relate.

(2)	In accordance with Rules 456(b) and 457(r) under the Securities Act, Brixmor Property Group Inc. is deferring payment of all of the registration fee.

(3)

The registration statement covers an indeterminate amount of securities of each identified class of securities, including an indeterminate amount of common stock and preferred stock that may be issued upon conversion of preferred stock registered under this registration statement or upon exercise of common stock warrants registered under this registration statement. No separate consideration will be received for common stock or preferred stock that are issued upon conversion of preferred stock registered under this registration statement. An indeterminate aggregate offering price or number of securities of each identified class is being registered as may from time to time be offered at indeterminate prices.

(4)	The warrants covered by this registration statement may be warrants for common stock, preferred stock or depositary shares.